EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-99429) of Korn/Ferry International and related Prospectus
(2)	Registration Statement (Form S-8 Nos. 333-161844, 333-159900, 333-158632, 333-49580, 333-73147, 333-111038, 333-146346, 333-108696, 333-185438 and 333-200840) pertaining to the employee benefit plans of Korn/Ferry International of our reports dated June 26, 2015, with respect to the consolidated financial statements and schedule of Korn/Ferry International and subsidiaries and the effectiveness of internal control over financial reporting of Korn/Ferry International and subsidiaries included in this Annual Report (Form 10-K) of Korn/Ferry International and subsidiaries for the year ended April 30, 2015.

/s/ Ernst & Young LLP

Los Angeles, California

June 26, 2015